Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	William C. McCartney
Chief Financial Officer

		Telephone:	(978) 688-1811
		Fax:	(978) 688-2976

WATTS WATER TECHNOLOGIES REPORTS PRELIMINARY SECOND QUARTER 2008 RESULTS

North Andover, MA…July 17, 2008.  Watts Water Technologies, Inc. (NYSE: WTS) today announced preliminary results for the second quarter ended June 29, 2008.  Sales for the second quarter are expected to be approximately $389.0 million, an increase of approximately $38.6 million, or 11.0%, compared to the second quarter of 2007. This sales increase is comprised of approximately 2% organic growth, 6% currency effects and 3% from acquisitions. Estimated income from continuing operations for the second quarter of 2008 is expected to range between $19.0 million and $20.0 million, or between $0.52 and $0.54 per diluted share, compared to income from continuing operations of $17.7 million, or $0.45 per diluted share, for the second quarter of 2007.

Patrick S. O’Keefe, Chief Executive Officer, commented, “Based on preliminary results, organic sales, net of currency effects and acquisitions, increased 2.0% in North America, increased 4.4% in Europe and decreased 20.2% in China during the second quarter of 2008 compared to the second quarter of 2007.  The European sales increase was driven predominately by increased volume of systems sold into the energy conservation marketplace.  Overall, operating income increased in the second quarter of 2008 from operating leverage realized in Europe through better capacity utilization as a result of our restructuring initiatives and positive product mix in North America. Our China segment continued to experience reduced operating income due to disruptions from both a plant relocation and a labor dispute as discussed during our first quarter conference call. The increase in operating income was offset primarily by a reduction in interest income due to the lower interest rate environment as compared to the second quarter of 2007.  Further, a one-time Italian tax law change and the finalization of certain statutory tax audits are expected to contribute approximately $0.03 per share to income from continuing operations in the second quarter of 2008 as compared to the second quarter of 2007.   Foreign currency movements and our share buyback program had estimated positive effects of $0.05 per share and $0.03 per share, respectively, on income from continuing operations in the second quarter of 2008. The Blucher Metals acquisition, which was finalized on May 30, 2008, is expected to have a $0.01 per share dilutive effect on income from continuing operations during the second quarter.

“The Company emphasizes that the foregoing results are preliminary and are subject to adjustment upon final closing of its second quarter financial results.  While Watts does not regularly issue preliminary results, we strive for transparency with our investors and believe this announcement is in keeping with that principle.”

Watts Water Technologies, Inc. expects to release its final results for the second quarter of 2008 on Tuesday, July 29, 2008.  The Company will hold a live web cast of its conference call to discuss second quarter results that same day, at 5:00 p.m. Eastern Time. This press release and the live web cast can be accessed by visiting the Investor Relations section of the Company's website at www.wattswater.com. Following the web cast, an archived version of the call will be available at the same address until July 29, 2009.

Watts Water Technologies, Inc. is a world leader in the manufacture of innovative products to control the efficiency, safety, and quality of water within residential, commercial, and institutional applications. Its expertise in a wide variety of water technologies enables it to be a comprehensive supplier to the water industry.

This Press Release includes statements that are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to Watts’ expected sales, income from continuing operations and income from continuing operations per share for the second quarter of 2008, as well as expected per share effects of Italian tax law and certain statutory tax audits, foreign currency movements, Watts’ stock buyback program and the Blucher Metals acquisition on the second quarter 2008 results. These forward-looking statements reflect Watts Water Technologies’ current views about future results of operations and other forward-looking information.  In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words. You should not rely on forward-looking statements because Watts’ actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the following: review of the Company’s results by its independent registered public accounting firm, further review by the Company’s management and Audit Committee, unexpected accounting issues, shortages in and pricing of raw materials and supplies including recent price increases by suppliers of raw materials and the Company’s ability to pass these costs on to customers, loss of market share through competition, introduction of competing products by other companies, pressure on prices from competitors, suppliers, and/or customers, changes in variable interest rates on Company borrowings, identification and disclosure of material weaknesses in our internal control over financial reporting, failure to expand our markets through acquisitions, failure or delay in developing new products, lack of acceptance of new products, failure to manufacture products that meet required performance and safety standards, foreign exchange rate fluctuations, cyclicality of industries, such as plumbing and heating wholesalers and home improvement retailers, in which the Company markets certain of its products, economic factors, such as the levels of housing starts and remodeling, affecting the markets where the Company’s products are sold, manufactured, or marketed, environmental compliance costs, product liability risks, the results and timing of the Company’s manufacturing restructuring plan, changes in the status of current litigation, including the James Jones case, and other risks and uncertainties discussed under the heading “Item 1A. Risk Factors” in the Watts Water Technologies, Inc. Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities Exchange Commission and other reports Watts files from time to time with the Securities and Exchange Commission.  Watts does not intend to, and undertakes no duty to, update the information contained in this Press Release, except as required by law.